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UNIVERSAL LIFE INSURANCE PROGRAM.  A portable universal life insurance program provided to a select group of Society employees which provides life insurance coverage of 100% of the covered employee's final pay upon retirement at age 65. It also has cash value and loan provisions.














JEC20908.DOC/1  KBF (02/14/94)